  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Fusion Telecommunications International, Inc. on Form S-1 (No. 333-217931), S-3 (No. 333-222127), and Form S-8 (No. 333-220847) of our report dated March 22, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 22, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 22, 2018